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                                                           EXHIBIT 99.2





                                                Contact:  Roger May
                                                          (212) 416-2601
                                                          Geoffrey Moore
                                                          (212) 416-3695





                      DOW JONES ANNOUNCES REVITALIZATION
                          PLAN FOR DOW JONES TELERATE

    NEW YORK, N.Y. (January 20, 1997) -- Dow Jones & Company announced a multiyear investment program to expand and revitalize Dow Jones Telerate, the company's global financial information services unit. The investment is expected to total up to $650 million in capital expenditures and increased development and operating expenses over the next 36 to 48 months.
         "This investment program represents a bold and cohesive strategy for Dow Jones Telerate that will significantly enhance Dow Jones' long-term shareholder value and benefit our customers," said Peter R. Kann, chairman and chief executive officer of Dow Jones. "Dow Jones Telerate is a successful business and participates in a growing global information industry. It has experienced some slowdown recently, and we mean to remedy that."
         "We've long been known as a leader in market-moving news, real-time U.S. Treasury prices that serve as benchmarks to other markets, and the industry's widest range of third-party value-added services," said Kenneth L. Burenga, chief executive officer of Dow Jones Telerate and president of Dow Jones. "Today's announcement commits Dow Jones to achieving a leadership position in historical data, transactional services, risk management and analytics. With the new technological infrastructure already in development, we will be a strategic partner of choice in the global financial services industry of the next century."
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         Dow Jones Telerate, one of Dow Jones' largest business units, will be expanded to provide the world's financial institutions with a full array of information and services for trading, analysis, research, risk management and transactions in major market segments. Plans call for far-ranging enhancements to Dow Jones Telerate's services and network; a reorganization around market segments; and new partnership programs for customers in the global fixed income, equities, foreign exchange, commodities and energy markets.
         The investment in Dow Jones Telerate will be funded mostly out of operating cash flow, and Dow Jones does not expect to incur a significant amount of additional debt to finance the program.
         The company estimates that after giving effect to this investment program, Dow Jones' 1997 earnings will be between $1.20 and $1.40 per share. Earnings in 1998 also will be affected by the program.
         The investment that Dow Jones is making will be dedicated to:
         * Expanding Content. News, prices, and analyses will be broadened to provide complete coverage of major asset classes for sell-side and buy-side institutions, built upon a new expanded historical data warehouse and an extended base of research and analytical programs.
         * New Delivery Systems. Data from Dow Jones Telerate and its content partners will be delivered to customers worldwide over a new high-speed, secure network using standardized Internet-protocol delivery technologies. Easy to use interactive capabilities will be an integral element of the new delivery system facilitating real-time trading, messaging, and research with such features as three-dimensional graphics and access to original-format documents.
         * Strengthened Management. Dow Jones Telerate is changing its marketing focus from geographic regions to specific market segments, reflecting the globalization of the financial markets. Senior executives are being recruited to direct and be accountable for these market segments, reporting directly to the CEO of Dow Jones Telerate. More detailed announcements of these Dow Jones Telerate plans will be made within the next 90 days. Already several cross-functional development teams are creating new products that will be launched later this year.
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         * Customer Orientation. Dow Jones Telerate will make an
    unprecedented investment in establishing and implementing a pervasive customer care program in which sales and support staffs will work more closely with customers, assist them in achieving solutions, and partner with them to achieve their profit objectives.
         "We are acting decisively at Dow Jones Telerate to exploit recent advances in technology, build on traditional market strengths, and tap new revenue streams," Mr. Burenga said. "By broadening and deepening its information and analytic resources, in concert with the global resources of Dow Jones and its authoritative outside providers, Dow Jones Telerate will become a comprehensive source for customers' information and decision-support requirements. Global transactional capabilities will enable customers to perform every activity they require from information gathering, to analysis and evaluation, to execution and settlement."
         Dow Jones also publishes The Wall Street Journal, Barron's, other business periodicals, business and financial news wires and community newspapers, and produces business television programming. Dow Jones Business Information Services, the electronic publishing arm, provides business and financial news and information products, including The Wall Street Journal Interactive Edition on the World Wide Web and Dow Jones News/Retrieval.
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            This press release contains forward-looking statements that are subject to a number of risks and uncertainties. Actual results and events could differ materially from those anticipated in the forward-looking statements. The words "estimates," "intends,"
      "will be," "plans," "expects," "likely" and similar expressions identify forward-looking statements. Factors that might cause such a difference include, but are not limited to, the Company's ability to achieve and implement the planned enhancements of Dow Jones Telerate's products and services on a timely and cost-effective basis and customer acceptance of those products and services; general economic conditions and business conditions (growth or consolidation) in the financial services and banking industries, and their impact on advertising sales and sales of the Company's products and services; cost of newsprint; risks associated with the launch of new television channels in the U.S. and abroad in competitive markets; and such other risk factors as may have been or may be included from time to time in the Company's SEC reports, including the 8-K report filed today.

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